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                                  Ex 99(b)(2)

                                                                  EXECUTION COPY


                       AMENDMENT NO. 1 TO CREDIT AGREEMENT


         This Amendment (this "Amendment") is entered into as of October 16, 1998 by and among Ralcorp Holdings, Inc., a Missouri corporation (the "Borrower"), The First National Bank of Chicago, individually and as agent ("Agent"), and the other financial institutions signatory hereto.

                                    RECITALS


         A. The Borrower, the Agent and the Lenders are party to that certain credit agreement dated as of January 31, 1997 (the "Credit Agreement"). Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them by the Credit Agreement.

         B. The Borrower, the Agent and the undersigned Lenders wish to amend the Credit Agreement on the terms and conditions set forth below.

         Now, therefore, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:

                  1. Amendment to Credit Agreement. Upon the "Effective Date" (as defined below), the Credit Agreement shall be amended as follows:

                           (a) Article I is amended by adding and/or amending the following definitions:

                           (i) The definition of "Applicable Commitment Fee Percentage" is amended in its entirety to read as follows:

                                 "Applicable Commitment Fee Percentage" means
                           .175%.

                           (ii) The definition of "Applicable Eurodollar Margin" is amended in its entirety to read as follows:

                                 "Applicable Eurodollar Margin" means .60%.

                           (iii) The definition of "Commitment" is amended in its entirety to read as follows:

                                 "Commitment" means, for each Lender, the
                           obligation of such Lender to make Loans (other than Swing Line Loans) and participate in Facility
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                           Letters of Credit not exceeding the amount set forth
                           opposite such Lender's name in Schedule 1 attached hereto and as set forth in any Notice of Assignment relating to any assignment which has become effective pursuant to Section 12.3.2, as such amount may be modified from time to time pursuant to the terms hereof.

                           (iv) The definition of "Required Lenders" is amended in its entirety to read as follows:

                                    "Required Lenders" means Lenders in the
                           aggregate having 100% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, 100% of the sum of (a) the aggregate unpaid principal amount of the outstanding Loans plus (b) the aggregate amount of the outstanding Facility Letter of Credit Obligations.

                           (v) The definition of "Utilization Margin" is amended in its entirety to read as follows:

                                    "Utilization Margin" means (a) .10% at all
                           times when the sum of the aggregate principal amount of all outstanding Loans and the aggregate amount of Facility Letter of Credit Obligations equals or exceeds 50% of the Aggregate Commitment and (b) 0% at all other times.

                           (vi) A new definition shall be added to the Credit Agreement to read as follows:

                                    "Year 2000 Issues" means anticipated costs,
                           problems and uncertainties associated with the inability of certain computer applications to effectively handle data including dates on and after January 1, 2000, as such inability affects the business, operations and financial condition of the Borrower and its Subsidiaries.

                           (vii) A new definition shall be added to the Credit Agreement to read as follows:

                                    "Year 2000 Program" is defined in Section
                           5.25.

                           (b) Exhibit G to the Credit Agreement is amended and replaced in the form attached hereto as Exhibit G.

                           (c) A new Schedule 1 attached hereto shall be added to the Credit Agreement as Schedule 1 thereto.

                           (d) A new Section 5.25 is added to the Credit Agreement to read as


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         follows:

                           5.25. Year 2000. The Borrower has made a full and complete assessment of the Year 2000 Issues and has a realistic and achievable program for remediating the Year 2000 Issues on a timely basis (the "Year 2000 Program"). Based on such assessment and on the Year 2000 Program the Borrower does not reasonably anticipate that Year 2000 Issues will have a Material Adverse Effect.

                           (e) Section 6.2 is amended in its entirety to read as follows:

                           6.2 Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances to meet the general corporate needs of the Borrower and its Subsidiaries, including the making of Investments and Purchases and stock repurchases permitted hereunder. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances or any Facility Letter of Credit to purchase or carry any "margin stock" (as defined in Regulation U) or to finance the Purchase of any Person which has not been approved and recommended by the board of directors (or functional equivalent thereof) of such Person.

                           (f) Section 6.10 is amended in its entirety to read as follows:

                           6.10 Capital Stock and Dividends. The Borrower will not, nor will it permit any Subsidiary to, (a) issue or have outstanding any preferred stock, other than preferred stock not having mandatory redemption, retirement and other repurchase dates commencing less than 91 days after the Facility Termination Date then in effect or
         (b) declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock or any options or other rights in respect thereof at any time outstanding, except that (i) any Subsidiary may declare and pay dividends or make distributions to the Borrower or to a Guarantor, (ii) so long as no Default or Unmatured Default exists before or after giving effect to the declaration or payment of such dividends, the Borrower may declare and, within 45 days thereafter, pay dividends on its capital stock in an amount which, when added to the amount of all prior dividends does not exceed 10% of Net Worth at such time (before giving effect to such dividend) and (iii) so long as no Default or Unmatured Default exists before or after giving effect to the repurchase of such stock, the Borrower may, after the date hereof, repurchase its common stock in an aggregate amount not to exceed $100,000,000.

                           (g) Section 6.11(d) is amended by deleting the reference therein to "$50,000,000" and replacing it with "$100,000,000".

                           (h) Section 6.24.1 is amended in its entirety to read as follows:

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                           6.24.1. Adjusted Net Worth. At all times after the
         date hereof, maintain a minimum Adjusted Net Worth at least equal to the sum of (a) an amount equal to 90% of Adjusted Net Worth as of September 30, 1998 (but no less than $213,500,000) minus the aggregate amount of stock repurchases by the Company after the date hereof not to exceed $100,000,000 plus (b) the sum of all proceeds (net of related costs, expenses, fees and taxes) received by the Borrower or any Subsidiary of the Borrower from the issuance of its capital stock, plus (c) for each Fiscal Quarter ending after the date hereof and prior to the time of determination, 50% of the Borrower's positive Adjusted Net Income for such Fiscal Quarter.

                  2. Representations and Warranties of the Borrower. The Borrower represents and warrants that:

                           (a) The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action and that this Amendment is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as the enforcement thereof may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally;

                           (b) Each of the representations and warranties contained in the Credit Agreement is true and correct in all material respects on and as of the date hereof as if made on the date hereof;

                           (c) After giving effect to this Amendment, no Default or Unmatured Default has occurred and is continuing.

                  3. Effective Date. This Amendment shall become effective upon
(a) the execution and delivery hereof by the Borrower, the Agent and all the Lenders, (b) the execution and delivery of the Reaffirmation of Guaranty in the form attached hereto as Exhibit A by Bremner, Inc., Flavor House Products, Inc., Nutcracker Brands, Inc., Sugar Kake Cookie, Inc. and Wortz Company and (c) the execution and delivery by the Borrower of a new Note for each Lender in the amount of its Commitment specified in Schedule 1 hereto (the "Effective Date").

                  4. Reference to and Effect Upon the Credit Agreement.

                           (a) Except as specifically amended, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

                           (b) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or any Lender under the Credit Agreement or any Loan Document, nor constitute a waiver of any provision of the Credit Agreement or any Loan Document, except as specifically set forth herein. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to "this

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         Agreement", "hereunder", "hereof", "herein" or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby.

                  5. Costs and Expenses.

                           The Borrower hereby affirms its obligation under
         Section 9.7 of the Credit Agreement to reimburse the Agent for all reasonable costs, internal charges and out-of-pocket expenses paid or incurred by the Agent in connection with the preparation, negotiation, execution and delivery of this Amendment, including but not limited to the attorneys' fees and time charges of attorneys for the Agent with respect thereto.

                  6. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

                  7. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

                  8. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all such counterparts shall constitute one and the same instrument.

                           (signature page to follow)


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                  IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.




                                            RALCORP HOLDINGS, INC.


                                            By:________________________________

                                            Its:_______________________________


                                            THE FIRST NATIONAL BANK OF CHICAGO,
                                            individually and as Agent


                                            By:________________________________

                                            Its:_______________________________


                                            THE TORONTO DOMINION (TEXAS), INC.


                                            By:________________________________

                                            Its:_______________________________



                                            WACHOVIA BANK OF GEORGIA, N.A.


                                            By:________________________________

                                            Its:_______________________________